Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Fourth Quarter and Full Year of 2014
and Announces $80 Million Share Repurchase Program

Consolidated Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results	Quarter Ended		Change	Twelve Months Ended
	12/31/2014	12/31/2013		12/31/2014	12/31/2013	Change
Net Sales	$316.4	$275.5	15%	$1,219.3	$1,144.2	7%
Segment Profit	$38.1	$24.7	54%	$140.9	$128.7	9%
Segment Margin	12.0%	9.0%		11.6%	11.2%
Net Income	$3.8	$5.2	-27%	$22.0	$27.4	-20%
Diluted EPS	$0.15	$0.22		$0.85	$1.17

Adjusted Consolidated Financial Results	Quarter Ended		Change	Twelve Months Ended
	12/30/2014	12/30/2013		12/31/2014	12/31/2013	Change
Adjusted EBITDA*	$40.9	$34.2	20%	$155.4	$154.8	0%
Adjusted Net Income*	$13.4	$11.0	22%	$55.8	$56.0	0%
Adjusted Diluted EPS*	$0.57	$0.50		$2.41	$2.59

*See attached schedules for adjustments.

•	Net sales for the fourth quarter of 2014 increased by 15% over the fourth quarter of 2013.

•	Segment profit increased by 54%, and segment margin increased to 12% in the fourth quarter of 2014 from 9% in the fourth quarter of 2013 as volume and mix improved.

•	Adjusted diluted EPS increased to $0.57 in the fourth quarter of 2014 from $0.50 in the fourth quarter of 2013.

•	Adjusted EBITDA was $40.9 million in the fourth quarter and $155.4 million for the full year of 2014 compared to $34.2 million in the fourth quarter and $154.8 million for the full year of 2013.

•
Pro forma sales†, which include sales of deconsolidated GST, increased to $360.9 million or 13% over the fourth quarter of 2013. Pro forma adjusted EBITDA† of $51.7 million increased 11% over the fourth quarter of 2013.

•	For the full year, pro forma sales increased to $1.4 billion or 5% over 2013. Pro forma adjusted EBITDA† of $207.5 million decreased 4% from the full year of 2013.

† (Please refer to Pro Forma Condensed Consolidated Financial Statements attached)

CHARLOTTE, N.C., February 19, 2015 -- EnPro Industries (NYSE: NPO) today reported consolidated sales of $316.4 million in the fourth quarter of 2014, a $40.9 million or 15% increase over the fourth quarter of 2013. Excluding the effect of foreign exchange, sales grew 17%, primarily due to higher revenues from the Power Systems and Sealing Products segments.

Segment profit margin increased to 12.0% in the fourth quarter of 2014 from 9.0% in the fourth quarter of 2013 as a result of higher volumes and a more profitable mix, particularly in the Power Systems segment, partially offset by increases in research and development (“R&D”) and other selling, general and administrative (“SG&A”) expenses.

Net income in the fourth quarter of 2014 was $3.8 million, or $0.15 a share, compared to $5.2 million, or $0.22 a share, in the fourth quarter of 2013. Before selected items, including interest due to the deconsolidated Garlock Sealing Technologies LLC (GST) subsidiary and other items detailed in the attached financial schedules, adjusted net income was $13.4 million, or $0.57 a share. In the fourth quarter of 2013, adjusted net income was $11.0 million, or $0.50 a share.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $40.9 million in the fourth quarter of 2014, a 20% increase over the fourth quarter of 2013, when adjusted EBITDA was $34.2 million.

The company’s average diluted share count in the fourth quarter of 2014 increased by 1.6 million shares to 25.8 million shares, up 7% from the same period a year ago. The increase primarily reflects the net effect of exchanges in the first six months of 2014 of the company’s common stock for $97.7 million in aggregate principal convertible debentures offset in part by the cash purchase of $51.3 million in aggregate principal amount of the convertible debentures in September. The diluted share count does not include the unrealized benefit of a derivative transaction put in place in 2005 upon the issuance of the convertible debentures to mitigate their dilution effect. Upon maturity in the fourth quarter of 2015, this derivative will return 2.4 million shares to the company (assuming a stock price of $62.62 a share, which was the average share price during the fourth quarter of 2014).

Twelve Months Results
Sales for the full year were $1,219.3 million, a 7% increase over 2013. Sealing Products segment acquisitions contributed 1% of the gain. Foreign exchange impact was minimal. Stronger sales of engines and engine parts, truck parts, semiconductor equipment, high performance seals and bearings more than offset declines in demand for industrial sealing products, pipeline protection components, and compressor parts and services.

Adjusted EBITDA for the full year was $155.4 million, about the same as in 2013 when adjusted EBITDA was $154.8 million. While sales were higher for the year, 2014 Adjusted EBITDA reflects a year-over-year reduction in margins as a result of a higher mix of OEM sales, higher R&D spending and headcount to support growth initiatives, and lower R&D subsidies compared to the prior year. In addition, corporate expenses were higher compared to the twelve months of 2013 primarily as a result of increased headcount, medical expenses, IT expenses and higher incentive compensation accruals.

Net income for 2014 was $22.0 million, or $0.85 a share, compared to $27.4 million, or $1.17 a share, in the twelve months of 2013. Before selected items, adjusted net income in 2014 was $55.8 million, or $2.41 a share, compared to $56.0 million, or $2.59 a share, in 2013.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended		Change
	12/31/2014	12/31/2013		12/31/2014	12/31/2013
Sales	$165.0	$152.5	8%	$664.3	$622.9	7%
EBITDA	$30.6	$31.6	-3%	$116.6	$127.5	-9%
EBITDA Margin	18.5%	20.7%		17.6%	20.5%	-12%
Segment Profit	$22.7	$23.9	-5%	$85.6	$97.1
Segment Margin	13.8%	15.7%		12.9%	15.6%

In the fourth quarter of 2014, sales in the Sealing Products segment increased 8% over the fourth quarter of 2013. Acquisitions contributed 2% but were offset by an unfavorable 2% impact from foreign exchange. Sales benefited from higher demand for heavy duty truck parts in North America and increased activity in semiconductor, aerospace and nuclear power markets. Lower demand for pipeline products and sealing products in European process industry markets partially offset these increases.

The segment’s profits decreased by 5% and segment profit margins declined to 13.8% in the fourth quarter of 2014. Higher but less profitable OEM sales, ongoing project related spending in Stemco’s distribution center (now substantially complete) and severance and restructuring expenses reduced margins. The comparison also reflects the benefit in the fourth quarter of 2013 of an acquisition-related earn-out adjustment and an R&D subsidy not repeated in the fourth quarter of 2014.

The segment’s sales for the full year of 2014 were 7% higher than in 2013, and 6% higher excluding the impact of foreign exchange. Segment profits and profit margins declined in 2014 compared to 2013 due to expenses associated with the Stemco distribution center implementation, bad debt and inventory reserve accruals, additions to selling resources and severance and restructuring. The comparison also reflects the benefit in 2013 of the acquisition-related earn-out adjustment and R&D subsidy noted above.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended		Change
	12/31/2014	12/31/2013		12/31/2014	12/31/2013
Sales	$82.2	$85.4	-4%	$357.6	$365.4	0%
EBITDA	$8.6	$5.7	51%	$49.3	$40.0	23%
EBITDA Margin	10.5%	6.7%		13.8%	11.2%
Segment Profit	$3.2	$0.3	NM%	$26.8	$17.6	52%
Segment Margin	3.9%	0.4%		7.5%	4.9%

Excluding the negative impact of foreign exchange, the Engineered Products segment’s sales in the fourth quarter of 2014 were 1% higher than in the fourth quarter of 2013. Better pricing and stronger demand in the automotive, aerospace, refinery and petrochemical markets in Europe and North America offset continued weakness in the North American natural gas market.

Segment profits increased and segment margins grew to 3.9% due to price optimization programs and operational improvements. The comparison also reflects the benefit in 2013 of a favorable $1.2 million R&D governmental subsidy and restructuring costs that were $2.0 million lower compared to 2013.

For the full year of 2014, the Engineered Products segment’s sales were about the same as in 2013. Unfavorable foreign exchange and lower sales in Canada’s energy markets were offset by price improvements and stronger demand in certain bearings markets. Segment profits and profit margins increased in the twelve months of 2014 primarily due to improved pricing, lower raw material costs and operational improvements. The comparison also reflects the benefit in 2013 of the $1.2 million R&D subsidy and restructuring costs that were $3.8 million lower than in 2013.

Power Systems Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended		Change
	12/31/2014	12/31/2013		12/31/2014	12/31/2013
Sales	$69.5	$38.3	81%	$200.1	$167.6	19%
EBITDA	$13.3	$1.3	NM%	$32.2	$17.6	83%
EBITDA Margin	19.1%	3.4%		16.1%	10.5%
Segment Profit	$12.2	$0.5	NM%	$28.5	$14.0	104%
Segment Margin	17.6%	1.3%		14.2%	8.4%

In the Power Systems segment, sales increased by $31.2 million, or 81%, from the fourth quarter of 2013. The increase includes $25.0 million in completed contract engine revenue recorded in the quarter compared to none in the fourth quarter of 2013, as well as stronger sales of parts, services and engine upgrade solutions.

Segment profits increased significantly and segment profit margins rose to 17.6% from 1.3% in the fourth quarter of 2013, primarily as a result of the completed contract revenues, higher parts volume, higher margin engine sales, and manufacturing cost reductions. Partially offsetting these benefits were higher SG&A expenses, largely related to increased R&D investment in the development of the OP 2.0 engine program.

The segment’s sales in the twelve months of 2014 were 19% higher than in the twelve months of 2013 due to higher revenues from completed contract engines, parts and service. Government spending constraints due to sequestration in 2013 eased in 2014, and ship overhaul schedules improved, both of which benefited sales in the segment. Segment profits of $28.5 million doubled in 2014 compared to 2013. Margins improved in 2014 primarily due to higher volume, a more favorable mix of high-margin parts and services and lower manufacturing costs, which more than offset increased research and development and other selling, general and administrative expense. The comparison also reflects expenses in 2013 associated with an early retirement program.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Twelve Months Ended		Change
	12/31/2014	12/31/2013		12/31/2014	12/31/2013
Sales (Includes I/C)	$57.5	$57.2	1%	$240.6	$244.8	-2%
Third Party Sales	$52.3	$50.4	4%	$215.9	$218.3	-1%
EBITDA-A	$10.9	$12.5	-13%	$52.2	$61.4	-15%
EBITDA-A Margin*	19.0%	21.9%		21.7%	25.1%
Operating Profit	$8.9	$11.4	-22%	$45.5	$55.5	-18%
Operating Profit Margin*	15.5%	19.9%		18.9%	22.7%

*EBITDA-A Margin and Operating Profit Margin as shown above are based upon sales including inter-company (I/C) sales. In prior presentations, GST’s margin percentages were presented based upon sales excluding inter-company sales.

Sales at the deconsolidated operations of GST and its subsidiaries in the fourth quarter of 2014 increased by 2.4% compared to the fourth quarter of 2013, excluding the negative effect of foreign exchange. The increase reflected higher sales from subsidiaries in Canada, Australia, and Mexico partly offset by lower sales in Japan and lower intercompany sales to Europe. Operating profits were down 22% from the fourth quarter of 2013, primarily due to a less-profitable mix, higher SG&A expenses, restructuring costs, and the write-down of a contested tax receivable from the state of New York related to investments in a brownfield cleanup program.

Asbestos-related expense was $62.5 million in the fourth quarter of 2014 compared to $6.9 million in the fourth quarter of 2013. The year-over-year change in asbestos-related expense primarily reflects a charge taken in the fourth quarter of 2014 to increase the asbestos liability accrual on GST’s balance sheet. The accrual was adjusted in the fourth quarter to reflect amounts necessary to fund the second amended plan of reorganization submitted to the Bankruptcy Court in January 2015 following an agreement that GST and EnPro reached with the representative of future asbestos claimants (“FCR”). The proposed second amended plan, if approved by the Bankruptcy Court would resolve all current and future asbestos claims against GST. For the quarter, the recorded liability increased from $280.5 million to $337.5 million to reflect changes to the estimate of liability based on the changes in the terms of the GST’s proposed plan of reorganization reflected in the second amended plan filed with the Bankruptcy Court in January 2015 from the terms of the first amended plan filed in May 2014.

For the year, the net impact to GST’s income statement was a benefit of $110.7 million as the estimate of the liability decreased from $466.8 million at the beginning of the 2014 to $337.5 million. Also, legal expenses were lower in 2014 compared to 2013 because of the significantly higher fees incurred in connection with the estimation trial held in 2013.

GST’s sales in the twelve months of 2014 were 2% lower than 2013 reflecting lower demand in North America, Japan, and sales at its foreign subsidiaries. Operating profit and profit margins declined as a result of volume and mix, growth-related spending for selling and engineering resources, the reduction in the brownfield program receivable and the classification of expenses related to a profit sharing program in Mexico.

As mentioned above, GST recorded a $110.7 million asbestos-related benefit in 2014 compared to a $46.9 million expense in 2013.

The results of GST and certain subsidiaries were deconsolidated effective June 5, 2010, when GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy code. These filings were the initial step in a process to reach a permanent resolution of all of GST’s current and future asbestos claims. Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the fourth quarter and twelve months of 2014 and 2013 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s second amended proposed plan of reorganization. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the second amended plan of reorganization. Due to these risks and uncertainties, while management believes the plan of reorganization can be confirmed, management does not yet deem reconsolidation to be probable under Regulation S-X of the Securities and Exchange Commission (SEC). Therefore, pro forma financial statements are not required by the SEC. We are providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Corporate Expenses
Corporate expenses increased $3.9 million in the fourth quarter of 2014 compared to the fourth quarter of 2013 primarily due to higher contributions to incentive compensation reserves and higher employee medical costs.

Corporate expenses for the twelve months of 2014 increased by $9.6 million compared to 2013. The increase was primarily driven by an increase in employee medical costs, employee incentive compensation, information technology costs, salaries, severance and consulting expenses, partially offset by a decrease in an inventory reserve.

As a result of the agreement of our consolidated subsidiary, Coltec Industries Inc, to fund a contribution of $30 million to a settlement facility under GST’s second amended plan of reorganization, we recorded a $30 million accrual for this liability in the fourth quarter of 2014.

Cash Flows
EnPro’s cash balance stood at $194.2 million at December 31, 2014 compared to $64.4 million at December 31, 2013. Cash flow for the twelve months ended December 31, 2014 was $129.8 million compared to $10.5 million in the same period of 2013. The increase in cash flow is primarily the result of net proceeds from EnPro’s recent issuance of $300 million in 5.875% senior notes. Financing activities provided $177.0 million of cash in 2014, after giving effect to purchases of the company’s convertible debentures under a tender offer in September, 2014. Financing activities in 2013 used cash of $19.5 million, primarily consisting of payments on amounts outstanding on our revolving credit facility.

Operating activities provided $32.2 million of cash in the twelve months of 2014 compared to $69.9 million in the same period a year ago. A significant factor was a contribution of $48.9 million to the company’s pension plans in 2014. The contribution significantly improved the plan’s funding status and will reduce certain future pension-related expenses. EnPro does not expect to make any further pension contributions for the foreseeable future. By comparison, the company contributed $22.8 million to the pension plan in 2013. In addition to the increase in pension contributions, income tax payments were $30.7 million higher in 2014 than in 2013.

Segment working capital increased by approximately $13 million in 2014 compared to $8 million in 2013 as the result of investments in inventory at Stemco’s distribution center and inventory for several large engine programs underway at Fairbanks Morse.

Cash used in investing activities, which mainly includes capital expenditures and the proceeds or outlays from business divestitures or acquisitions, was $74.7 million for the twelve months of 2014 compared to $41.5 million for the comparable period in 2013. Included in 2014 were $39.3 million in proceeds from the sale of GRT and the use of $61.9 million for three acquisitions. This compares to the use of $2.0 million for one acquisition in 2013.

GST’s cash and investment balance was $229.3 million at the end of 2014 compared to $177.8 million at the end of 2013. The increase included the collection of $21.3 million of asbestos-related insurance proceeds since December 31, 2013.

Outlook
“At this point in 2015, OEM order activity remains firm in our semiconductor, aerospace and trucking markets, and we have a healthy first quarter backlog and order rate in Power Systems” said Steve Macadam, president and chief executive officer. “Our automotive and general industrial markets are also strong at this point in the year as consumers have benefited from lower gasoline prices and an improving U.S. economy. However, economic volatility outside of North America and slowing project and maintenance spending in the oil and gas markets could result in lower demand levels in a few of our businesses. In addition, the weakening of the euro and other foreign currencies will likely have a negative translation effect on our sales and earnings for the year. Longer term, we expect continued benefits from our strategic growth initiatives including growth from recent and future strategic acquisitions,” he added.

Share Repurchase Program
Today, the Board of Directors approved a new program authorizing the company to repurchase up to $80 million of its common shares. Under this program, the company may repurchase shares in both open market and privately negotiated transactions. The company’s management will determine the timing and amount of the transactions based on its evaluation of market conditions and other factors. Repurchases may also be made under Rule 10b5-1 plans, which permit the company to repurchase shares when it otherwise would be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time and expires in two years.

"This repurchase authorization illustrates our confidence in EnPro’s long-term cash flow and our commitment to increasing shareholder value," said Steve Macadam, president and chief executive officer of EnPro Industries. "This is another component of our capital allocation plan that complements the recent introduction of a quarterly stock dividend and our on-going investment in capital improvements and acquisitions to fulfill the strategic growth plans of our businesses”, he added.

As of December 31, 2014, the Company had outstanding approximately 24 million shares of common stock, and its balance of cash and cash equivalents was approximately $194 million.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, February 20, at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2014 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 83274022. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC
Results for the fourth quarters and full years of 2014 and 2013 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for fourth quarters and full years of 2014 and 2013 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended September 30, 2014, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.